ARTICLES OF INCORPORATION

                                       OF

                        OAKWOOD MORTGAGE INVESTORS, INC.

                                    ARTICLE I
                                      NAME
                                      ----

 The name of the Corporation (the "Corporation") is: Oakwood Mortgage Investors,
                                      Inc.

                                   ARTICLE II
                           RESIDENT AGENT AND ADDRESS
                           --------------------------

         The name of the registered agent of the Corporation and the agent's street address where process may be served upon the Corporation are:

                  NAME                                ADDRESS
                  ----                                -------

         CORPORATION TRUST COMPANY          One East First Street
               OF NEVADA                        Reno, Nevada  89501

                                   ARTICLE III
                                    PURPOSES
                                    --------

SECTION 3.01.  PURPOSES.  The purposes for which the Corporation is formed are:

         (a) To merge with Oakwood Mortgage Investors, Inc., a North Carolina corporation (the "Predecessor"), to assume all of the Predecessor's outstanding obligations, and thereafter to issue bonds ("Bonds") secured primarily by one or more of the following: (1) manufactured housing retail installment sales contracts, (2) mortgage loans, and (3) mortgage pass-through certificates or mortgage-collateralized obligations (items (1), (2) and (3) collectively, "Collateral") and in connection therewith to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with Collateral.

         (b) To engage in the establishment of one or more trusts to hold pools of Collateral deposited by the Corporation in such trusts and in consideration of such deposits, to deliver to the

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Corporation   securities   evidencing  ownership  interests  in  such  pools  of
Collateral ("Pass-Through Certificates" and, collectively with Bonds, the "Securities").

         (c) (1) To acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal in or with the Securities, (2) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal in or with Collateral and (3) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal in or with any or all of the ownership interests in trusts established by other entities, institutions or individuals.

         (d) Subsequent to the issuance of any series of Bonds, to sell the Collateral securing such Bonds to a limited-purpose trust, partnership or corporation, subject to the lien in favor of such Bonds.

         (e) Subject to the limitations contained in Section 3.02 of this
Article III, to engage in any activity that is incidental to or that renders convenient the accomplishment of any or all of the foregoing and that is not prohibited by law or required to be set forth specifically in these Articles.

         SECTION 3.02. LIMITATIONS. The Corporation shall not perform any act in contravention of any of the following clauses of this Section 3.02 of Article III without prior unanimous consent in writing of the Board of Directors, including the Independent Director (as defined below).

                  (a) The Corporation shall not engage in any business or activity other than as authorized in Section 3.01 hereof.

                  (b) The Corporation shall not incur, assume or guaranty any indebtedness except for (1) such indebtedness as (A) may be incurred by the Corporation in connection

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

         with the issuance of the Securities and (B) provides for recourse solely to the assets pledged to secure such indebtedness or to entities other than the Corporation, and (2) indebtedness that by its terms (A) is subordinated to indebtedness of the Corporation evidenced by Securities and (B) provides that the holder thereof may not cause the filing of a petition in bankruptcy or take any similar action against the Corporation until at least 91 days after every indebtedness of the Corporation evidenced by the Securities is paid in full.

                  (c) The Corporation shall not consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

                           (1) the entity (if other than the Corporation) formed
                  in or surviving such consolidation or merger or that acquires by conveyance or transfer the properties and assets of the Corporation substantially as an entirety (A) shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and (B) shall expressly assume, by amendment or supplement to any indentures, trust agreements or pooling and servicing agreements (collectively, the "Indentures") pursuant to which the Securities that are then outstanding may have been issued by the Corporation or by trusts established by the Corporation, which amendments and/or supplements must be executed and delivered to the appropriate trustees under such Indentures (the "Trustees"), in form satisfactory to such Trustees, the due and punctual payment of the principal of and interest on all Bonds then outstanding under the Indentures


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

                  (to the extent that any series of Bonds provides recourse solely to Collateral pledged to secure such Bonds, such assumption of payments shall extend only to the extent of such pledged Collateral) and the performance of every covenant of the Indentures on the part of the Corporation to be performed or observed;

                           (2) immediately after giving effect to such
                  transaction, no default or event of default under the Indentures shall have occurred and be continuing; and

                           (3) the Corporation shall have delivered to the
                  Trustees an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indentures are not prohibited under the terms of the Indentures and that all conditions precedent provided for relating to such transaction have been complied with;

PROVIDED, HOWEVER, that the provisions of this Section 3.02(c) shall not limit the ability of the Corporation to sell the Collateral securing an outstanding series of Bonds, subject to the lien in favor of such Bonds, to a limited-purpose trust, partnership or corporation.

         Upon any consolidation or merger with respect to the Corporation, or any conveyance or transfer of the properties and assets of the Corporation substantially as an entirety as provided above, the entity formed by or surviving such consolidation or merger (if other than the Corporation) or the entity to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the Indentures with the same effect as if such entity had been an original party to each such Indenture. In the event of any such conveyance or transfer, the Corporation may be dissolved, wound-up and


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liquidated  at any time  thereafter,  and the  Corporation  thereafter  shall be released from its liabilities and its obligations under the Indentures.

                  (d) The Corporation shall not file a petition in bankruptcy.

                  (e) The Corporation shall not amend, alter, change or repeal any provision contained in this Article III.

                  (f) The Corporation shall have at all times at least one member (an "Independent Director") of the Board of Directors of the Corporation who is not an employee or an officer of the Corporation or any of its affiliates, a director of any affiliate of the Corporation or an owner of 5% or more of the outstanding stock of the Corporation or any of its affiliates. In the event of the death, incapacity, resignation or removal of an Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director.

                  (g) So long as any Securities remain outstanding, the Corporation will not cause the issuance of any additional Securities if such issuance would result in the downgrading or withdrawal of any ratings assigned to the outstanding Securities by any nationally-recognized statistical rating organization that rated such outstanding securities at the request of the Corporation.

                  (h) The Corporation will observe the following at all times during its existence:

                          (1) the  Corporation  will maintain  books and records
                  separate and apart from those of any other person or entity;



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                          (2)  the  Corporation  will  cause  its  assets  to be
                  properly allocated to it and to be properly accounted for as its own assets;

                          (3) the  Corporation  will conduct its own business in
                  its  own  name;

                          (4) the  Corporation  will  maintain its own financial
                  statements separate from those of any other entity;

                          (5) the  Corporation  will pay its own liabilities out
                  of its  own  funds;

                          6)  the   Corporation   will  observe  all   requisite
                  corporate formalities in connection with its existence and transaction of business as a Nevada corporation;

                          (7) the  Corporation  will  maintain  an  arm's-length
                  relationship with its affiliates;

                          (8) the  Corporation  will  not  guarantee  or  become
                  obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;

                          (9)  the   Corporation   will   allocate   fairly  and
                  reasonably any overhead for shared office space or employee salaries;

                          (10) the  Corporation  will use its own stationery and
                  invoices when corresponding with or billing third parties;

                          (11) the  Corporation  will not  pledge its assets for
                  the benefit of any other entity; and

                          (12) the Corporation will hold itself out as a separate entity from any other entity.


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

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK
                            ------------------------

         The total number of shares which the Corporation shall have authority to issue shall be 1,000 shares, $1.00 par value per share. All such shares shall be of a single class denominated Common Stock, which shares have unlimited voting rights and represent entitlement to receive the net assets of the Corporation upon its dissolution.

                                    ARTICLE V
                                INITIAL DIRECTORS
                                -----------------

         The members of the Corporation's governing board shall be Directors. The number of Directors shall be as specified in the bylaws of the Corporation. The number of Directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as the initial Directors are as follows:

             Lisa K. Carter                       7800 McCloud Road
--------------------------------------------      Greensboro, NC  27425-7081

             Michael A. Taylor                    7800 McCloud Road
--------------------------------------------      Greensboro, NC  27425-7081


             Phil Stout                           601 Barron Court
--------------------------------------------      Henderson, Nevada  89105


                                   ARTICLE VI
                                 INDEMNIFICATION
                                 ---------------


         The Corporation may provide indemnification to, and advance the expenses of, its directors, officers, employees and agents to the fullest extent provided under the provisions of Nevada Revised Statutes ss. 78.751.1 through ss. 78.751.6, inclusive, as amended from time to time, and may purchase and maintain insurance or make other financial arrangements for such


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indemnification  to the fullest extent  permitted by Nevada Revised Statutes ss.
78.752, as amended from time to time.

                                   ARTICLE VII
                                  INCORPORATION
                                  -------------

         The name and address of the incorporator is as follows:

                  Thomas Y. Hiner
                  Hunton & Williams
                  Riverfront Plaza, East Tower
                  951 East Byrd Street
                  Richmond, Virginia  23219-4074

Dated: June 11, 1998

                                                  /s/ Thomas Y. Hiner
                                                  -----------------------------
                                                  Thomas Y. Hiner, Incorporator



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